Exhibit 10.19

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SOFTWARE DEVELOPMENT AND LICENSE AGREEMENT

Parties:

Motorsport Gaming US LLC

and

Studio397 B.V.

19th May 2020

CONTENTS

1.	Definitions and interpretation	2
2.	Scope	4
3.	rFactor Technology License	4
4.	Sub-license	5
5.	Software Development	5
6.	Development Activities & Planning	6
7.	Delivery and Testing	6
8.	(Post-Release) Support	6
9.	Fees and payment	7
10.	Intellectual Property Rights	7
11.	RFactor Technology	8
12.	Source Code Escrow	8
13.	Indemnity	9
14.	Confidentiality	9
15.	App Stores	10
16.	Warranties	10
17.	Proprietary Notices	11
18.	Term and Termination	11
19.	Right of First Refusal	12
20.	Miscellaneous	12
21.	Governing law and dispute resolution	13

SCHEDULES

Schedule 1 – Software Functional and Technical Requirements
Schedule 2 – rFactor Technology
Schedule 3 – Planning and Milestones
Schedule 4 – License Fee
Schedule 5 – Services
Schedule 6 – Review & Approval Process

(i)

THIS SOFTWARE DEVELOPMENT AND LICENSE AGREEMENT IS MADE BETWEEN:

I.	Motorsport Gaming US LLC, a limited liability company incorporated under the laws of the State of Florida, United States of America, with its registered seat in Miami, United States of America, and its place of business at 5972 NE 4th Ave, FL 33 137, (“MSG”);

and

II.	Studio397 B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, with its registered seat in Apeldoorn, the Netherlands, and its place of business at Regentesselaan 11 in Apeldoorn (7316 AA), registered in the trade register of the Dutch Chamber of Commerce under number 66752973 (“Studio397”);

hereinafter jointly referred to as the “Parties” and each individually as a “Party”.

RECITALS:

A.	MSG offers an integrated digital platform that is intended to be the destination for everything cars and racing;

B.	Studio397 is a simracing company that specializes near-real game experiences and uses/makes available their rFactor Technology platform as a basis for bespoke game development.;

C.	MSG is the creator, owner and oversees the publishing of the game ‘NASCAR Next’;

D.	Studio397 will make available to and develop for MSG certain software and software elements, which will be incorporated in said game by MSG, as further specified herein;

E.	under this software development and license agreement (“Agreement”), Studio397 will license to MSG certain proprietary pre-existing software currently called rFactor 2 Technology, as well as create new custom-made software on top of the rFactor 2 Technology software in relation to which the intellectual property rights will be transferred and assigned to MSG, as further set out herein.

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IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Agreement, unless where explicitly provided otherwise, capitalised words and expressions have the following meanings:

Agreement	as defined in Recital E;

Confidential Information	as defined in Clause 14.1;

Confidentiality Agreement	the confidentiality agreement executed between the Parties dated 31 July 2019;

Deposit Materials	as defined in Clause 12.2;

Development Fee	as defined in Clause 8;

Effective Date	19th May 2020;

Error	any failure of the Software to meet its defined, documented and accepted functional specifications and detected in defined acceptance tests;

Error Report	a written report of the Errors found during the acceptance test, specifying the nature of the Errors;

Game	the cross-platform video game currently entitled NASCAR Next, and including any sequels thereto, as well as the relevant source codes and object codes, created by MSG and owned by MSG and/or its licensors as applicable, in which the Software and rFactor Technology will be incorporated for inter alia offering the best gameplay;

Intellectual Property Rights	means trademarks, service marks, trade names, domain names, logos, patents, inventions, design rights, copyrights, database rights and all other similar rights in any part of the world, including rights in trade secrets and know-how, and where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

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License Fee	the amount payable by MSG for the rights to the rFactor Technology, which includes fees for related support services, as set forth in Schedule 4;

Major Error	any Error other than a Minor Error;

Milestone	specific progress points relating to various phases in the development of the Software and related deliverables, as further specified in Schedule 3;

Minor Error	an Error which does not materially affect the use of the Software;

rFactor Technology	the racing simulation software, including a game engine, authoring tools, software development kit, build scripts, runtime and related materials developed by Studio397 which can be used for the purpose of supporting, developing, modifying, testing and evaluating the Game and which may be incorporated into the Game on the conditions set out herein, as further specified in Schedule 2;

Review & Approval Process	means, in relation to Software, the Parties’ process for reviewing work product, the remedy of Major Errors as applicable and approval, set out in Schedule 6;

Services	the services to be rendered by Studio397 pursuant to this Agreement, as specified in Schedule 5;

Software	the custom-made software, code and data elements developed by Studio397 exclusively for MSG for the purpose of integrating and incorporating the rFactor Technology in the Game, and any other related technical activities and work product in that regard, as further specified in Schedule 1;

Third Party Software	means third party software components included in the rFactor Technology;

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1.2.	In this Agreement, unless specified otherwise:

a.	a “Clause”, “Recital”, “Schedule” or “Annex” means a clause (including all sub clauses), a recital, a schedule or an annex in or to this Agreement;

b.	the Recitals, Schedules, Annexes and any other attachments to this Agreement, form an integral part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and a reference to this Agreement includes the Recitals, Schedules, Annexes and any other attachments to this Agreement;

c.	the headings are included for convenience of reference only and shall not affect the interpretation of this Agreement or of any provisions thereof;

d.	legal terms refer to Dutch legal concepts only; references to legal terms or concepts apply even where the concept referred to by such term does not exist outside the Netherlands and, if necessary, shall include a reference to the term in that jurisdiction outside the Netherlands that most approximates the Dutch term;

e.	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and interpreted accordingly;

f.	the singular includes the plural and vice versa, and use of one gender includes any other.

2.	SCOPE

2.1.	Studio 397 shall develop the Software, provide MSG with, and license to MSG, the rFactor Technology, and render the Services in accordance with this Agreement.

3.	RFACTOR TECHNOLOGY LICENSE

3.1.	Studio397 hereby grants to MSG a non-exclusive, non-transferable, sublicensable (to the extent permitted herein) worldwide license to install, reproduce, display, use and operate the rFactor Technology for the purpose of developing, modifying, testing and evaluating the Game, on the terms and conditions of this Agreement for an indefinite period, unless terminated pursuant to this Agreement.

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3.2.	MSG is allowed to distribute:

a.	the rFactor Technology incorporated in object code format only as an inseparable part of the Game to end users pursuant to an end user license agreement that grants Studio397 equal or better protection than this Agreement;

b.	the rFactor Technology incorporated in object code format only as an inseparable part of the Game to an end user for which MSG specifically developed the Game in exchange for a fee. Prior to this distribution, MSG must ensure that the end user is subject to a license agreement that grants Studio397 equal or better protection than this Agreement;

c.	the rFactor Technology to a different (third) party that has received a license to the rFactor Technology from Studio397.

3.3.	MSG must take active measures to prevent end users from modifying the rFactor Technology. Examples of active measures are encryption of assets, using proprietary fileformats for assets that are specific for the Game and the use of checksums as a basis for integrity checks.

3.4.	MSG is not allowed to disassemble, decompile, modify or reverse engineer the rFactor Technology, or permit / authorize a third party to do so, except to the extent that these activities are expressly and specifically permitted by this Agreement or by law.

3.5.	MSG has the right to grant sublicenses as provided for in Clause 4.

3.6.	Studio397 shall provide the Services as outlined in Schedule 3.

4.	SUBLICENSE

4.1.	MSG may at its discretion sublicense the rights to the rFactor Technology to its subsidiaries and affiliates involved in the co-development and related marketing of the Game, including but not limited to 704Games Company, a North Carolina corporation. Further sub-licensing shall only be allowed with Studio 397’s prior written consent.

5.	SOFTWARE DEVELOPMENT

5.1.	Studio397 shall develop the Software, under Studio397’s own cost, responsibility and risk and by means of its own organization, in accordance with this Agreement, including but not limited as regards functional requirements, distribution platforms, planning, expertise and budget.

5.2.	In the event that MSG should desire to launch a new game (in addition to the Game) within 2 years from the Effective Date, and should desire to engage Studio397 for its development services and for licensing the rFactor Technology or certain aspects thereof, Studio397 agrees to work with MSG to negotiate reasonable and mutually agreeable unit fees and terms in good faith.

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6.	DEVELOPMENT ACTIVITIES & PLANNING

6.1.	Studio397 shall develop the Software as needed to comply with the general functional requirements specified in Schedule 1, and in doing so comply with the Milestones further specified in Schedule 3.

6.2.	All development activities shall be carried out by Studio397 in accordance with the Review & Approval Process.

6.3.	Studio397 will provide reasonable assistance to MSG to ensure that any Software developed will function together with the rFactor Technology and other planned integrations and technology.

6.4.	MSG shall provide Studio397 with information and assistance reasonable requested by Studio397 in relation to the development of the Software.

6.5.	The Software developed pursuant to this Agreement shall not include any open source software that is licensed under the GNU General Public License or another open source code license having a similar “contaminating” effect on MSG’s Intellectual Property Rights or proprietary assets, or that would otherwise require MSG to release any portion of its source code, or to permit free redistribution, reverse engineering or modification of any of MSG proprietary assets, including the Game.

7.	DELIVERY AND TESTING

7.1.	Studio397 shall deliver the Software to MSG as per the applicable Milestone in the format agreed by the Parties. The deliverables in relation to the Software per each Milestone will be signed off by MSG in accordance with the Review & Approval Process.

7.2.	As part of the delivery of the Software to MSG, Studio397 shall deliver a copy of the source code of such Software and any components and libraries included therein.

8.	(POST-RELEASE) SUPPORT

8.1.	Upon acceptance in accordance with the Review & Approval Process, Studio397 shall provide post-release support services in relation to the Software and rFactor Technology, which is charged as a proportion of the agreed development rate of EUR 1,000.00 per person per day for a period of nine (9) months post-Completion of development.

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9.	FEES AND PAYMENT

9.1.	Subject to acceptance of each Milestone in accordance with the Review & Approval Process, MSG shall pay Studio397 a monthly instalment of EUR [***] (for a total development fee of EUR [***]) payable by MSG on the first day of each month following the Milestone date.

9.2.	For the rights to the rFactor Technology, MSG shall pay Studio397 the License Fee. Studio397 shall invoice MSG for the License Fee in accordance with Schedule 4.

9.3.	Studio397 shall not be entitled to invoice any fees other than specified in this Agreement, or as otherwise agreed in writing by MSG.

9.4.	Any fees shall be exclusive of VAT.

10.	INTELLECTUAL PROPERTY RIGHTS

10.1.	The Intellectual Property Rights to the Game are owned exclusively by MSG and/or its licensors as applicable. Nothing in this Agreement shall result in or be interpreted as an assignment of any Intellectual Property Rights from Studio397 to MSG or vice versa, in relation to the Game.

10.2.	Any Intellectual Property Rights to Software developed by Studio397 pursuant to this Agreement and any additional work order or addendum hereunder shall be owned by MSG.

10.3.	Studio397 hereby assigns, transfer and delivers in advance (bij voorbaat) to MSG any Intellectual Property Rights to the Software, and MSG hereby accepts such assignment, transfer and delivery in advance. This Agreement constitutes the instrument of delivery of such Intellectual Property Rights to MSG.

10.4.	Insofar the Software developed pursuant to this Agreement includes any components or libraries which are not owned by Studio397, Studio397 hereby grants MSG an unlimited non-exclusive perpetual irrevocable transferable license to use such components and libraries as part of the Software, for any purpose. MSG shall be free to make any changes to such components and libraries.

10.5.	Studio397 shall not re-use any of the Intellectual Property Rights to any Software developed pursuant to this Agreement, assigned and transferred to MSG pursuant to this Agreement for any purpose without MSG’s prior written approval.

10.6.	Studio397 shall not in any way reproduce or redistribute the Game or any content of the Game, including but not limited to any images, brands or names without MSG’s prior written approval, unless to the extent strictly necessary for developing the Software in accordance with this Agreement.

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11.	RFACTOR TECHNOLOGY

11.1.	Studio397 hereby confirms that the rFactor Technology and Libraries do not include any open source software other than as described in Clause 6.5.

11.2.	The license specified in Clause 3 shall survive termination of this Agreement for any reason.

12.	SOURCE CODE ESCROW

12.1.	At the completion of the development of the Software, MSG shall have the option to require Studio397 to enter into a source code escrow agreement with a mutually agreed source code escrow company (such as Iron Mountain Incorporated) setting forth source code escrow deposit procedures and source code release procedures relating to the rFactor Technology and shall deposit and maintain in escrow all source code within the rFactor Technology, which escrow agreement shall remain in effect for no less than five (5) years from the completion of the development of the Software.

12.2.	The source code delivered to the source code escrow company will be in a form suitable for reproduction by MSG. The source code deposit will comprise: (i) the complete source code for the RFactor Technology; (ii) source code for any third- party software used in support, maintenance or enhancement of the deposited RFactor Technology, which is not reasonably commercially available from third parties, provided that Studio397 has access to such third party code; and (iii) complete documentation (the “Deposit Materials”).

12.3.	In the event that (i) Studio397 becomes insolvent or bankrupt, (ii) Studio397 makes an assignment for the benefit of creditors, (iii) Studio397 consents to a trustee or receiver appointment, (iv) a trustee or receiver is appointed for Studio397 or for a substantial part of its property without its consent, (v) Studio397 voluntarily initiates bankruptcy, insolvency, or reorganization proceedings, or is the subject of involuntary bankruptcy, insolvency, or reorganization proceedings, or (vi) such other event as mutually agreed upon by the Parties and the escrow company in the source code escrow agreement (any or all of these events to be considered a “Release Condition”), then MSG may give written notice to the source code escrow company, specifying that a release condition has occurred, and the source code escrow company will promptly deliver to MSG all Deposit Materials. In the event of a release of the Deposit Materials pursuant to this section, said source code shall continue to be the Intellectual Property Rights of Studio397 or its successor in and MSG may only use, copy and/or modify the source code consistent with the rights of MSG under this Agreement.

12.4.	All costs associated with Escrow, including costs incurred by Studio397 for administration of the Escrow provision shall be borne by MSG.

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13.	INDEMNITY

13.1.	Studio397 will indemnify MSG from and against any claim that the Software, rFactor Technology infringe on any third party’s rights. Studio397 will pay the resulting costs, damages and attorney fees awarded by a court in a final judgment, not open to appeal, provided that:

a.	MSG shall, after and if it has become aware, notify Studio397 in writing with reasonable detail of any: (i) actual, suspected, or threatened infringement of the Software or rFactor Technology; (ii) actual, suspected, or threatened claim that use of the Software or rFactor Technology infringes the rights of any third party; or (iii) any other actual, suspected, or threatened claim to which the Software or rFactor Technology may be subject;

b.	Studio397 shall have exclusive control over, and conduct of, all claims and proceedings regarding matters concerning the rFactor Technology and MSG shall provide Studio397 with all assistance that Studio397 may reasonably require in the conduct of any claims or proceedings.

13.2.	In the event that the Software or rFactor Technology are found to infringe on any third Party’s rights, Studio397 shall have the right at its expense, and after consultation with MSG, to:

a.	modify the Software or rFactor Technology to cure the infringement;

b.	obtain a license for MSG to continue using the rFactor Technology, or

c.	accept return of the Software and refund the License Fee in respect of the Software.

14.	CONFIDENTIALITY

14.1.	“Confidential Information” is all information and data disclosed by one party (the “Disclosing Party”) to the other party (the “Recipient”).

14.2.	In particular the following information is considered Confidential Information:

A. Information regarding released or unreleased software or hardware products;

B. Product development plans;

C. (Other) information about software & technology;

D. Financial information

E. Information regarding suppliers, products and customers;

F. Intellectual and/or industrial property;

G. Know how;

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14.3.	Information is not Confidential Information if:

A. The information is, or subsequently becomes, public knowledge other than as a direct or indirect result of the information being disclosed in breach of this Agreement; or

B. The Recipient can establish to the reasonable satisfaction of the Disclosing Party that it found out the information from a source not connected with Disclosing Party and that the source is not under any obligation of confidence in respect of the information; or

C. The Recipient can establish to the reasonable satisfaction of the Disclosing Party that the information was known to the Recipient before the date of this agreement and that it was not under any obligation of confidence in respect of the information; or

D. The parties agree in writing that it is not confidential.

14.4.	In return for the Disclosing Party making Confidential Information available to the Recipient, the Recipient must:

a. Keep the Confidential Information secret;

b. Use the Confidential Information only to consider, evaluate or negotiate about the Collaboration;

c. Refrain from using or exploiting the Confidential Information for its own benefit and/or purposes or for the benefit and/or purposes of any third party;

d. Refrain from disclosing the Confidential Information to any third party, unless the Disclosing Party agrees in writing that this third party may receive the Confidential Information;

e. Inform the Disclosing Party immediately upon becoming aware or suspecting that an unauthorised person has access to the Confidential Information.

15.	APP STORES

15.1.	Insofar as necessary, Studio397 shall provide MSG with all cooperation necessary, at the then standard rates used by Studio397, to update any registration in Valve’s Steam store or similar app store relating to the Software to reflect the assignment and transfer effectuated by this Agreement.

16.	WARRANTIES

16.1.	Studio397 hereby represents and warrants to MSG that:

a.	Studio397 is the exclusive legal and beneficial owner of the Intellectual Property Rights relating to any software developed pursuant to this Agreement, and such Intellectual Property Rights are free of any encumbrance.

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b.	Studio397 is the exclusive legal and beneficial owner of, or is entitled to grant licenses relating to, the Intellectual Property Rights to the rFactor Technology and Libraries and any components and libraries included in Software developed pursuant to this Agreement;

c.	There is no unauthorised use by a person of any Software developed pursuant to this Agreement; and

d.	The Intellectual Property Rights to the rFactor Technology and Libraries, as well as any Software developed pursuant to this Agreement and any components and libraries included in Software developed pursuant to this Agreement, do not infringe any Intellectual Property Rights of any third party, and that no claim has been made against Studio397 in respect of such an infringement.

17.	PROPRIETARY NOTICES

17.1.	If the Game contains credits, MSG is obliged to place the following notice(s) in the credits:

“[Game name] uses rFactor 2 Technology. rFactor 2 is a trademark or registered trademark of Studio 397 in The Netherlands and elsewhere”

“rFactor 2 Technology, Copyright 2016 – 2021, Studio 397. All rights reserved”.

18.	TERM AND TERMINATION

18.1.	This Agreement shall be effective for an indefinite term as from the Effective Date.

18.2.	MSG may rescind the Agreement (ontbinden) forthwith on written notice if (i) Studio397 fails to provide one or more deliverable(s) associated with each Milestone and after it has failed to remedy the relevant breach in accordance with the Review & Approval Process, or (ii) if all steps set out in the Review & Approval Process are followed, fails to provide acceptable Software, provided that the Parties have not come to agreement on a mutually acceptable solution.

18.3.	Either Party may terminate this Agreement forthwith on written notice if the other Party shall become insolvent or bankrupt or makes an arrangement with its creditors or goes into liquidation.

18.4.	MSG may terminate (opzeggen) this Agreement for convenience by written notice to Studio 397 taking into account a notice period of at least one (1) month, in which event it (i) shall pay any outstanding portion of the License Fee within thirty (30) days of termination; and (ii) shall be entitled to receive the Software developed up until that moment in consideration of the applicable development fees. For the avoidance of doubt MSG shall not be responsible for any future monthly instalment payments of the development fee for work not yet completed as of the date of termination under this clause.

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18.5.	Termination of this Agreement shall not prejudice any rights of either Party which have arisen on or before the date of termination and all provisions of this Agreement which expressly or by implication are intended to continue in force following termination shall so do.

18.6.	Termination of this Agreement for whatever reason shall not affect the transfer of (i) any Intellectual Property Rights pursuant to this Agreement and (ii) any licenses to the extent stated in this Agreement.

18.7.	If any of the events under the Clause 18.2 and 18.3 were to materialize, the Parties will work together in good faith to develop a mutually agreed plan for either the continuation of or the termination of the License Agreement.

19.	RIGHT TO LICENSE RFACTOR TECHNOLOGY

19.1.	MSG shall have the right to license the rFactor Technology for use in future product franchises under similar financial terms as agreed under this Agreement. This right to future license(s) does not automatically commit Studio397 to provide development services or otherwise supply engineering resources necessary to integrate and use the rFactor Technology. Where development help is required, this will be negotiated with Studio397 and on a case-by-case basis, but it is expected that MSG will be able to integrate the rFactor Technology into other games without the help of Studio397. For example, car handling and AI parameters and data can be worked on using available tools and processes already freely available to the community.

20.	MISCELLANEOUS

20.1.	Unless explicitly provided otherwise in this Agreement, the Parties shall each bear their own costs, charges and expenses incurred in relation to this Agreement.

20.2.	This Agreement, together with any documents referred to herein, contains the entire agreement between the Parties relating to its subject matter and replaces and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

20.3.	Any variation of this Agreement is not valid unless and until it is in writing and has been signed by or on behalf of all Parties.

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20.4.	If a provision of this Agreement is or becomes invalid or non-binding, the Parties shall remain bound by the remaining provisions. In that event, the Parties shall replace the invalid or non-binding provision by provisions that are valid and binding and that have, to the greatest extent possible, a similar effect as the invalid or non- binding provision, given the contents and purpose of this Agreement.

20.5.	A single or partial exercise of any right or remedy under this Agreement by a Party shall not preclude any other or further exercise of that right or remedy or the exercise of any other right or remedy. A waiver of any breach of this Agreement by a Party shall not be deemed to be a waiver of any subsequent breach.

20.6.	Unless explicitly provided otherwise in this Agreement, this Agreement does not contain any stipulation in favour of a third party (derdenbeding). In the event that any stipulation in favour of a third party (derdenbeding) contained in this Agreement is accepted by any third party, such third party will become a Party to this Agreement for that particular purpose only.

20.7.	This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The Parties may enter into this Agreement by signing any such counterpart.

21.	GOVERNING LAW AND DISPUTE RESOLUTION

21.1.	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the Netherlands.

21.2.	Except as otherwise provided in this Agreement, all disputes arising out of or in connection with this Agreement shall, if no amicable settlement can be reached between the Parties, in first instance be submitted to the competent courts in Amsterdam.

Agreed upon and signed by:

/s/ Stephen Hood	/s/ Marcel Offermans
Motorsport Gaming US LLC By: Stephen Hood	Studio397 B.V. By: Marcel Offermans
Position: President Place: England Date: 18th May 2020	Position: Managing Director Place: Netherlands Date: 18th May 2020

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Schedule 1 – Software Functional and Technical Requirements

MSG intends to release the Game on three (3) platforms, including PC, Sony PlayStation and Microsoft Xbox (with respect to Sony PlayStation and Microsoft Xbox consoles, the game is to be launched on the new hardware expected to be released to market in winter 2020). The Software should enable these releases.

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Schedule 2 – RFactor Technology

The RFactor Technology are critical to the proper functioning of the Game.

The RFactor Technology may be used for (a combination of) the following purposes: 1) providing car handling physics and balance tuning to represent agreed season Cup car in the Game; 2) balancing performance of cars and team cars to represent agreed season cup performance; 3) balancing and tuning of component parts of a car to simulate mechanical reliabilities; 4) tuning as relates to pre-determined DLC cars (some of which may be historic/iconic); 5) Artificial Intelligence for AI cars to compete on all tracks in varying conditions and sessions; 6) tuning to balance competitiveness of AI opponents in relation to difficulty modes and tracks; 8) allowing for the ability of MSG to tune global and detailed AI opponent competitiveness at will; 9) creating rules code to represent authentic race sessions and those required by game specification; and 10) managing game states.

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Schedule 3 – Planning and Milestones

Milestone 1: March 27th, 2020

●	rFactor stock car physics engine implemented
●	Designed to be ready to adjust for 2021 Next Gen car
●	rFactor tire model integrated
●	Setup parameters and impound rules are integrated
●	Track specific simulation is integrated (Homestead Specifically)
●	Dynamic racing line
●	Temperature
●	Practice session & qualifying modes complete (Homestead Specifically)
●	Garage waypoints / Driving
●	In Game Camera specification provided to Moscow team
●	Pipeline tooling for tracks (able to edit/save vehicle spawn points, AI waypoints on tracks and collision models)

Milestone 2: June 19th, 2020

●	rFactor damage model integrated (Mechanical)
●	Events for sound and VFX for replay and networking (instead of using vehicle physics states)
●	Expose state for visualisation of tyre deformation
●	Pit stop mechanics integrated
●	Pit road waypoints
●	Pit Stop repairs
●	rFactor AI integration (Not refined)
●	Race session state complete
●	Rule states (Black / Yellow flags)
●	Pace car
●	Gameplay logic for:
●	NASCAR flags (current RF2 behavior has been ported)

○	Caution / restarts (current RF2 behavior has been ported)
○	Stages
○	Drafting (current RF2 behavior has been ported)
○	AI behavior for above mentioned gameplay logic (current RF2 behavior has been ported)

●	8 Functional tracks (waypoints, driving mechanics, collisions)

○	Homestead (Done)
○	Sonoma
○	Bristol
○	Daytona
○	Charlotte
○	Charlotte Roval
○	Kentucky
○	Las Vegas

Milestone 3: September 11th, 2020

●	Porting rF2 physics to Next Gen Xbox
●	Porting rF2 physics to PS5
●	Wheel integration and configuration in Unreal
●	Expose weather system API

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●	Expose Real Road Visualization API
●	Refine AI (Racing lines, tactics, characteristics, choreography)

○	Refine pit stop mechanics
○	Differing strategies, possibilities
○	Assists Settings / Difficulty Implementation
○	Yellow Flag Replay Mode implemented
○	Caution replays (for accidents)
○	Integrate RF2 replay system

●	8 (More) Functional tracks (waypoints, driving mechanics, collisions)

○	Auto Club
○	Atlanta
○	Texas
○	Phoenix
○	Talladega
○	Watkins Glen
○	New Hampshire
○	Richmond

Milestone 4: December 4th, 2020

POTENTIAL ALPHA MILESTONE

●	Refine damage model (Visual / Mechanical)
●	Refine difficulty
●	Implement 2021 Next Gen car rules / design
●	All Functional tracks (waypoints, driving mechanics, collisions)

○	Indianapolis
○	Pocono
○	Michigan
○	Chicagoland
○	Darlington
○	Dover
○	Kansas
○	Martinsville

Milestone 5: February 26th, 2021

POTENTIAL BETA MILESTONE

●	Refine / Finalize 2021 Next Gen Car
●	Finalize damage model (Visual / Mechanical) for Next Gen Car
●	Finalize 2021 rules states
●	Refine modes
●	Refine AI for all tracks
●	Make adjustments and improvements to 2021 Next Gen car based on data from initial races of 2021 season.
●	Adjust and refine AI behavior based on data from initial races of 2021 season.
●	Pipeline tooling for vehicles (maybe manual process is sufficient)

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Schedule 4 – License Fee

In relation to the Software, the following License Fees apply:

A. A one-time license fee of EUR [***] to be paid by MSG to Studio397 for the first platform in two instalments: 1) 50% upon the Execution of the Agreement (paid within sixty (60) days of the final signature) and 2) 50% no later than sixty (60) days after the Game, is made available for sale on the Steam platform..

B. An additional EUR [***] for each additional platform, to be paid at the start of (re)development of the Game for each additional platform. For the purposes of this Agreement, start of (re)development is considered to be delivery to Studio 397 of next-generation PlayStation or Microsoft hardware necessary to begin development of the Game on those platforms.

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Schedule 5 – Services

Studio397 will supply software technologies, development expertise and original code to meet the needs of the NASCAR NXT project as broadly described in the Milestones set forth in Schedule 3 and in Schedule 2 – rFactor Technology. The software technologies provide necessary core elements for the project and will be featured in the final product released to consumers. It is understood that Studio397 will need to write original code and interfaces to meet product requirements so as to feature these technologies in a form conducive to the product architecture. Additionally, Studio397 will be considered part of the “team” and as such will be expected to contribute to production, development and strategic decisions around the use of the supplied technologies and other components, be they from Studio397 or another source. This development expertise should be considered supplementary to the core requirement of technology inclusion, but part of the services contracted for herein

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Schedule 6 – Review & Approval Process

Simplified Process of Approvals for Software

The pre-agreed (details of which are to be agreed upon no less than two (2) weeks prior to the start of development for any particular Milestone) Milestones tasks are demonstrated by Studio397 in the appropriate Milestone review meeting (The milestone review process - held on the days the Milestone is due).

That review build is then used to verify the status and functionality of the pre-agreed deliverables, independently (where possible) of Studio397 and under supervision of the Technical Director and Creative Director (for Studio397 tasks).

This post-Milestone review is carried out within 3 business days of the relevant Milestone date, to provide ample time for review by the stakeholders.

The work is either accepted, part-accepted (in the case of some elements functioning as agreed) or entirely rejected. Where Milestone deliverables are accepted, in their entirety, this acceptance will be communicated to a designated authority (President) who will convey acceptance directly to the MD of Studio397 stating our intent to accept the work and receive an invoice for said work.

In the case of part-acceptance and rejection, a process of remedy is followed. The company will provide clear reasons for the work not meeting expectations and will provide, within a reasonable time frame, a list of requirements for the work to meet the expected standards for approval. Those elements identified as being rejected will be classed as relating to one of two categories. 1) Technical: error or underperformance OR 2) Creative Change.

These remedial requirements are communicated to the MD of Studio397 and a response with plan of action is expected in return within 3 business days.

That plan of remedy is accepted or rejected within 1 business day. If accepted, it must allow for the remedial work to be carried out within the proposed period and without affecting the delivery of future work. If this is communicated as not practical, S397 is expected to manage this additional workload at their cost where elements relate to the technical category. Where work relates to Creative Change, it will take place at cost to MSG and for that cost to be negotiated with S397 on a case by case basis.

When remedial work has been carried out, Studio397 must request a remedial review – which will follow the Milestone review process. When the work has been demonstrated and independently verified, Studio397 will invoice for the work.

If changes need to be made to the milestone goals, either moving the order in which goals are delivered or adding or removing goals from the milestones, the company will give Studio397 a period of four weeks’ notice of the change to the milestone goals. The proposed changes will be discussed with Studio397 and the milestone goals will be amended, distributed and confirmation of acceptance sought from S397.

All Milestone work is reviewed by a Steering Committee comprising Hans Bossenbroek (CEO Luminis, Studio397 parent company) and Stephen Hood (President, Motorsport Gaming US LLC). This purpose of this committee is to provide a means or arbitration during the collaboration of development of NASCAR NEXT.

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